Exhibit 99.1

B2Digital Begins Major Geographic Expansion with Successful Night of Live MMA in Little Rock, AR

TAMPA, FL, August 17, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce a successful debut of B2 Fighting Series live MMA action in the state of Arkansas with B2FS 131 at the State House Convention Center in Little Rock, Arkansas this past Saturday.

Brandon ‘Hardrock’ Higdon, B2’s Matchmaker, commented: “The B2 Fighting Series rolled into town with our 18-wheeler and rocked Little Rock, Arkansas – a spectacular night of fights and future MMA stars. The co-main saw Brennan McKissick move to 2-0 as a pro with a second-round submission. Keep your eye on this kid. The main event was not only the fight of the night performance by both guys, but a crowd pleasing 3-rounder met with a standing ovation at the final bell. When the dust settled, the judges saw fit to award Christopher Solo Hatley Jr the victory by split decision over Edward Massey, giving Hatley win number 9 as a pro.”

B2FS 131 was the Company’s first event in Arkansas and Little Rock. The event hit the marks in terms of ticket sales, sponsorships, and crowd numbers to easily beat the Company’s long-term average results for a first-time event in a brand-new market.

The Company recently received its licensing for conducting events in Arkansas as part of a larger geographic expansion process. Management will share full details about this expansion process in the very near future.

“Little Rock is going to be a favorite spot for the B2FS – I can already tell,” stated B2Digital CEO, Greg P. Bell. “The atmosphere was electric, the fighters responded, we had a great time. Now that we have made our first mark, we look forward to many happy – and successful – returns to The Natural State. The overall trend for the B2 Fighting Series continues to be stellar. We look forward to continuing that trend in a few days as we return to Kentucky for B2FS 132.”

The B2 Fighting Series will be back in action this weekend (August 21) in Shepherdsville, Kentucky, for another hard-hitting Live MMA event. For those who missed out on Saturday’s live event in Little Rock, a replay is now available to watch on the B2 Fighting Series OTT Apps: Apple TV and Amazon Fire.

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

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For more information about B2Digital, visit the Company’s website at www.b2digitalotc.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.b2digitalotc.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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